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                                                                      EXHIBIT 12

                       STATEMENT RE: COMPUTATION OF RATIOS
                       -----------------------------------
                                 (In thousands)

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                                                                          Years Ended December 31,
                                                                          ------------------------
                                                               1999      1998       1997         1996       1995
                                                             --------   --------   --------    --------   --------
Fixed charges, as defined:
    Interest on long-term debt, amortization of
     debt discount, and interest component of
     rent expense                                            $ 11,019   $ 10,878   $  3,842    $    581   $    859
                                                             ========   ========   ========    ========   ========

Earnings, as defined:
    Income (loss) before income taxes                        $  3,522   $  4,336   $(15,208)   $  8,522   $ 16,112

     Total fixed charges (as shown above)                      11,019     10,878      3,842         581        859
                                                             --------   --------   --------    --------   --------

          Earnings available for fixed charges               $ 14,541   $ 15,214   $(11,366)   $  9,103   $ 16,971
                                                             --------   ========   ========    ========   ========
Ratio of earnings to fixed charges and
preferred dividend requirements
                                                                  1.3x       1.4x        --        15.7x      19.8x
                                                             ========   ========   ========    ========   ========

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